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                         SUBSIDIARIES OF THE REGISTRANT

Subsidiary*                                     State of Incorporation
     HR of Texas, Inc.                                Maryland
     HRT of Alabama, Inc.                             Alabama
     HRT of Tennessee, Inc.                           Tennessee
     HRT of Virginia, Inc.                            Virginia
     HRT of Arkansas, Inc. (Inactive)                 Arkansas
     Healthcare Realty Management Incorporated        Alabama
     HRT of Florida, Inc.                             Florida
     HRT of Roanoke, Inc.                             Virginia
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* Each of the above listed subsidiaries is wholly owned by the Company.
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Other Affiliates*
     Durham Medical Office Building, Inc.             Texas
     HR Assets, Inc. (Inactive)                       Texas
     HR Capital, Inc. (Inactive)                      Texas
     HR Funding, Inc. (Inactive)                      Texas
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* The Company owns  approximately  99% by value of the stock of each of the above listed other affiliates. The remainder of the affiliates' stock is owned by, and voting control rests with, executive officers of the Company.

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